Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Third Quarter Results; Sales Up 33% and Net Income Up 17%

LOS ANGELES--(BUSINESS WIRE)--October 21, 2010--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the third quarter and nine months ended September 30, 2010. For the 2010 third quarter, Reliance reported net income of $48.7 million, up 17%, compared to 2009 third quarter net income of $41.8 million. Earnings per diluted share were $.65 in the 2010 third quarter, up 14% compared to $.57 in the 2009 third quarter. Sales for the 2010 third quarter were $1.65 billion, up 33% from 2009 third quarter sales of $1.24 billion, and up 2% from 2010 second quarter sales of $1.62 billion. The 2010 third quarter financial results include in cost of sales a pre-tax LIFO charge, or expense, of $9.75 million, compared with a pre-tax LIFO credit, or income, of $67.5 million for the 2009 third quarter. The LIFO adjustments, in effect, reflect cost of sales at current replacement costs.

For the nine months ended September 30, 2010, net income amounted to $154.9 million, up 176% compared to 2009 nine-month net income of $56.1 million. Earnings per diluted share were $2.08 for the nine months ended September 30, 2010, compared with earnings of $.76 per diluted share for the nine months ended September 30, 2009. Sales for the 2010 nine months were $4.73 billion, up 17% from 2009 nine-month sales of $4.04 billion. The 2010 nine months financial results include in cost of sales a pre-tax LIFO charge, or expense of $24.75 million, compared with a pre-tax LIFO credit, or income of $217.5 million in the 2009 nine months.

Reliance’s tons sold for the 2010 third quarter were up 11% from the 2009 third quarter and up 1% from the 2010 second quarter. Average prices per ton sold in the 2010 third quarter were up 20% compared to the 2009 third quarter and up 1% compared to the 2010 second quarter. For the 2010 third quarter, carbon steel sales were 52% of net sales; aluminum sales were 18%; stainless steel sales were 16%; alloy sales were 8%; other sales were 4% and toll processing sales were 2%.

David H. Hannah, Chairman and CEO of Reliance said, “The operating environment during the 2010 third quarter was pretty steady with the 2010 second quarter. Mill pricing declined a bit more than we had anticipated during the quarter, pressuring our selling prices and causing our gross profit margins to narrow somewhat. Demand was a little better than we had expected as we typically see a seasonal decline in the third quarter compared to the second quarter. Overall we are pleased with our performance during the quarter in light of the existing market conditions.”

“Our balance sheet continues to be strong with our net debt-to-capital ratio at 25% as of September 30, 2010. We generated cash from operations of $83 million in the 2010 third quarter due to our stable profit levels and stringent working capital management,” stated Hannah.

“The non-residential construction market is still our weakest end market, and below even last year’s poor levels. It appears, though, that we have reached bottom. Business activity in most all of our other markets is better than a year ago; especially in the semiconductor and electronics, energy, agriculture, and aerospace industries. Acquisition opportunities have also improved,” continued Hannah.

“In the 2010 fourth quarter, we expect demand to decline somewhat due to normal holiday closures at our customers and we expect pricing to be steady to down for most products that we sell. Given these expectations, at this time, we estimate earnings per diluted share in a range of $.35 to $.45 for the 2010 fourth quarter,” Hannah concluded.

On October 1, 2010, Reliance acquired the outstanding capital securities of Diamond Consolidated Industries, Inc. and affiliated companies. The operating entities consist of Diamond Manufacturing Company located in Wyoming, Pennsylvania and Diamond Manufacturing Midwest in Michigan City, Indiana that specialize in the manufacture and sale of specialty engineered perforated materials; Perforated Metals Plus, a distributor of perforated metals located in Charlotte, North Carolina; and Dependable Punch Corporation, a manufacturer of custom punches for tools and dies also located in Wyoming, Pennsylvania. The original business was founded in 1915. Primary end markets are agriculture; office equipment; electronics; appliance; automotive and architectural. The combined sales of Diamond and its affiliated companies for the nine months ended September 30, 2010 were approximately $75 million.

On October 20, 2010, the Board of Directors declared a regular quarterly cash dividend of $.10 per share of common stock. The dividend is payable on December 22, 2010 to shareholders of record December 3, 2010. The Company has paid regular quarterly dividends for 51 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the third quarter and nine months financial results for the period ended September 30, 2010. All interested parties are invited to listen to the web cast on October 21, 2010 at 11:00 a.m. Eastern Time at: http://www.rsac.com on the Investor Information section or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com on the Investor Information section through November 21, 2010 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2010 “Fortune 500” List, the 2009 Forbes “America’s Best Managed Companies” List, the 2010 Fortune List of “The World’s Most Admired Companies,” and the 2009 Forbes “Platinum 400 List of America’s Best Big Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

RELIANCE STEEL & ALUMINUM CO. SELECTED FINANCIAL DATA (In thousands, except share and per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Income Statement Data:
Net sales	$1,653,798	$1,243,373	$4,728,458	$4,044,886
Gross profit[1]	396,169	356,469	1,191,057	993,796
Operating income	88,187	74,283	282,559	127,674
Pre-tax income	73,424	61,511	235,957	82,644
Net income attributable to Reliance	48,650	41,757	154,899	56,088
Diluted earnings per share attributable to Reliance shareholders	$0.65	$0.57	$2.08	$0.76
Weighted average shares outstanding – diluted	74,400,359	73,784,086	74,369,076	73,623,714
Gross profit margin[1]	24.0%	28.7%	25.2%	24.6%
Operating income margin	5.3%	6.0%	6.0%	3.2%
Pre-tax income margin	4.4%	4.9%	5.0%	2.0%
Net income margin - Reliance	2.9%	3.4%	3.3%	1.4%
Cash dividends per share	$0.10	$0.10	$0.30	$0.30

	September 30,	December 31,
	2010	2009
Balance Sheet and Other Data:
Current assets	$1,921,157	$1,390,904
Working capital	1,262,223	973,335
Property, plant and equipment, net	985,360	981,259
Total assets	4,817,523	4,306,777
Current liabilities	658,934	417,569
Long-term debt	944,231	849,375
Total Reliance shareholders’ equity	2,775,588	2,606,432
Capital expenditures (year-to-date)	65,784	69,901
Cash provided by operations (year-to-date)	47,685	942,996
Net debt-to-total capital[2]	24.7%	25.6%
Return on Reliance shareholders’ equity[3]	9.5%	6.1%
Current ratio	2.9	3.3
Book value per share	$37.26	$35.34
______________________________
[1] Gross profit, calculated as Net sales less Cost of sales, and Gross profit margin, calculated as Gross profit divided by Net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our Cost of sales. Therefore, our Cost of sales is primarily comprised of the cost of the material we sell. We use Gross profit and Gross profit margin as shown above as measures of operating performance. Gross profit and Gross profit margin are important operating and financial measures, as fluctuations in our Gross profit margin can have a significant impact on our earnings. Gross profit and Gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).
[3] Calculations are based on the latest twelve months net income and beginning total Reliance shareholders’ equity.

RELIANCE STEEL & ALUMINUM CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

ASSETS
	September 30, 2010	December 31, 2009
	(Unaudited)
Current assets:
Cash and cash equivalents	$186,463	$43,002
Accounts receivable, less allowance for doubtful accounts of $18,862 at September 30, 2010 and $21,269 at December 31, 2009	761,955	533,871
Inventories	921,225	719,915
Prepaid expenses and other current assets	38,181	40,096
Income taxes receivable	13,333	54,020
Total current assets	1,921,157	1,390,904
Property, plant and equipment:
Land	136,099	131,009
Buildings	574,708	543,590
Machinery and equipment	860,136	829,154
Accumulated depreciation	(585,583)	(522,494)
	985,360	981,259

Goodwill	1,082,256	1,081,324
Intangible assets, net	707,664	726,255
Cash surrender value of life insurance policies, net	88,013	92,860
Investments in unconsolidated entities	15,641	20,880
Other assets	17,432	13,295
Total assets	$4,817,523	$4,306,777

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$326,359	$169,113
Accrued expenses	65,782	55,927
Accrued compensation and retirement costs	78,022	67,012
Accrued insurance costs	37,955	39,134
Current maturities of long-term debt and short-term borrowings	150,816	86,383
Total current liabilities	658,934	417,569
Long-term debt	944,231	849,375
Long-term retirement costs	71,572	69,277
Other long-term liabilities	28,307	26,537
Deferred income taxes	333,029	335,897
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	—	—
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 74,501,093 at September 30, 2010 and 73,750,771 at December 31, 2009, stated capital	616,300	587,612
Retained earnings	2,156,322	2,020,343
Accumulated other comprehensive income (loss)	2,966	(1,523)
Total Reliance shareholders’ equity	2,775,588	2,606,432
Noncontrolling interests	5,862	1,690
Total equity	2,781,450	2,608,122
Total liabilities and equity	$4,817,523	$4,306,777

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share and per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Net sales	$1,653,798	$1,243,373	$4,728,458	$4,044,886

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,257,629	886,904	3,537,401	3,051,090
Warehouse, delivery, selling, general and administrative	278,135	251,761	819,596	776,270
Depreciation and amortization	29,847	30,425	88,902	89,852
	1,565,611	1,169,090	4,445,899	3,917,212

Operating income	88,187	74,283	282,559	127,674

Other income (expense):
Interest	(15,276)	(15,916)	(46,006)	(51,930)
Other income (expense), net	513	3,144	(596)	6,900
Income before income taxes	73,424	61,511	235,957	82,644
Income tax provision	24,139	19,434	78,880	25,735
Net income	49,285	42,077	157,077	56,909
Less: Net income attributable to noncontrolling interests	635	320	2,178	821
Net income attributable to Reliance	$48,650	$41,757	$154,899	$56,088

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$0.65	$0.57	$2.08	$0.76
Weighted average shares outstanding - diluted	74,400,359	73,784,086	74,369,076	73,623,714

Basic earnings per common share attributable to Reliance shareholders	$0.65	$0.57	$2.09	$0.76
Weighted average shares outstanding - basic	74,292,161	73,478,197	74,126,497	73,391,043

Cash dividends per share	$0.10	$0.10	$0.30	$0.30

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	Nine Months Ended
	September 30,
	2010	2009
Operating activities:
Net income	$157,077	$56,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	88,902	89,852
Deferred income tax benefit	(2,906)	(14,120)
Loss on sales of property, plant and equipment	779	62
Equity in earnings of unconsolidated entities	(244)	(705)
Dividends received from unconsolidated entity	320	1,120
Share based compensation expense	12,715	11,456
Excess tax benefit from share based compensation	(3,316)	(303)
Net loss (gain) from life insurance policies	964	(5,219)
Changes in operating assets and liabilities:
Accounts receivable	(227,156)	266,537
Inventories	(200,610)	497,000
Prepaid expenses and other assets	38,498	18,464
Accounts payable and other liabilities	182,662	(113,849)
Net cash provided by operating activities	47,685	807,204

Investing activities:
Purchases of property, plant and equipment	(65,784)	(55,044)
Proceeds from sales of property, plant and equipment	1,067	1,173
Net proceeds from redemption of life insurance policies	3,883	6,576
Net cash used in investing activities	(60,834)	(47,295)

Financing activities:
Net short-term debt borrowings (repayments)	3,906	(1,107)
Proceeds from long-term debt borrowings	427,000	352,000
Principal payments on long-term debt	(272,789)	(1,047,417)
Debt issuance costs	—	(6,841)
Payments to noncontrolling interest holder	(980)	(1,323)
Capital contributions from noncontrolling interests	142	—
Dividends paid	(22,236)	(22,019)
Excess tax benefit from share based compensation	3,316	303
Exercise of stock options	17,434	4,059
Issuance of common stock	—	258
Noncontrolling interests purchased	—	(2,661)
Net cash provided by (used in) financing activities	155,793	(724,748)
Effect of exchange rate changes on cash	817	708
Increase in cash and cash equivalents	143,461	35,869
Cash and cash equivalents at beginning of year	43,002	51,995
Cash and cash equivalents at end of period	$186,463	$87,864

Supplemental cash flow information:
Interest paid during the period	$33,026	$46,832
Income taxes paid during the period	$47,100	$28,260

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com